Exhibit 99.1

Granite Reports Fourth Quarter and Fiscal 2012 Results

  Revenues for the year increased 4 percent to $2.1 billion
  Net income of $45.3 million in 2012 compared with $51.2 million in 2011
  Large Project Construction gross margins improved to 17.2 percent
  Balance Sheet remains strong with $433.4 million in cash and marketable securities
  Total contract backlog at December 31, 2012 of $1.7 billion, which does not include approximately $1.0 billion related to Granite’s portions of the Tappan Zee Bridge project in New York and IH-35E project in Texas
  Acquisition of Kenny Construction Company completed on December 31, 2012

WATSONVILLE, Calif.--(BUSINESS WIRE)--February 28, 2013--Granite Construction Incorporated (NYSE: GVA) today reported a net income of $45.3 million for 2012, compared to $51.2 million the prior year. Diluted earnings per share (EPS) for the year was $1.15 compared to $1.31 in 2011.

For the fourth quarter of 2012, Granite reported a net income of $18.0 million, compared to $18.8 million for the fourth quarter of 2011. Diluted EPS for the quarter ended December 31, 2012 was $0.46 compared to $0.48 in the prior year period.

“Our fourth quarter results highlight the strength of our Large Project portfolio as well as the challenging market conditions our Construction and Construction Materials businesses continued to face in the West,” said James H. Roberts, President and CEO of Granite Construction Incorporated. “We remain focused on our strategic growth plan and are pleased with the progress we have made to diversify our business portfolio, grow the Large Projects segment and optimize our overall asset base.”

Fiscal Year 2012 Highlights:

Total Company

  Revenues for the year were $2.1 billion, compared with $2.0 billion recorded in 2011.
  Gross profit margin was 11.3 percent compared with 12.3 percent in 2011 due to lower gross profit in both the Construction and Construction Materials segments partially offset by an increase in margins in the Large Project segment.
  SG&A expenses for the year were $185.1 million, compared with $162.3 million last year. The increase reflects $5.4 million associated with large project bid costs, $4.4 million associated with the acquisition of Kenny Construction and $2.0 million related to earnings in the Company’s deferred compensation plan.
  Gain on sales of property and equipment was $27.4 million in 2012, compared with $15.8 million in 2011. The increase is associated with an $18.0 million gain on the sale of a quarry investment.
  Operating income was $80.8 million in 2012, compared with $99.3 million in 2011.
  Total other income (expense) for the year was $0.2 million, compared with $(9.8) million in 2011. Other income for 2012 included a $7.4 million gain related to the sale of gold, a by-product of aggregate production, partially offset by a $2.8 million non-cash impairment loss on an investment in a solar-related business.
  Net income attributable to non-controlling interests was $14.6 million, compared with $14.9 million the prior period.
  Total contract backlog at December 31, 2012, was $1.7 billion compared with $2.0 billion a year ago. 2012 backlog includes $357 million attributable to the Kenny acquisition and does not include Granite’s approximate $733 million portion of the Tappan Zee Bridge project in New York or the IH-35E highway reconstruction project in Texas of which Granite’s portion is approximately $297 million.

Construction

  Construction revenues for the year were $1.0 billion, in line with 2011.
  Gross profit margin was 7.9 percent compared with 11.9 percent a year ago reflecting challenging market conditions, as well as increased costs to complete certain projects due to lower productivity than anticipated.

Large Project Construction

  Large Project Construction revenue for the year increased 19 percent to $863.2 million due largely to the progress on projects awarded in late 2010 and early 2011.
  Gross profit margin was 17.2 percent compared with 14.4 percent in 2011 reflecting successful execution on several large projects across the country offset by a downward forecast adjustment on a project in Washington.

Construction Materials

  Construction Materials revenue was $230.6 million compared with $220.6 million last year.
  Gross profit in 2012 was $7.6 million, compared with $16.6 million in 2011. The decline in gross profit is primarily attributable to slow economic conditions at certain California locations.

Fourth Quarter 2012 Highlights

Total Company

  Revenue for the quarter totaled $504.8 million compared with $539.5 million for the fourth quarter of 2011.
  Gross profit margin for the fourth quarter of 2012 was 11.3 percent compared with 14.7 percent in 2011. The decrease is primarily due to lower gross profit in both the Construction and Construction Materials segments partially offset by an increase in margins in the Large Project segment.
  Selling, general and administrative expenses for the fourth quarter increased $14.8 million to $57.3 million reflecting $4.7 million in costs associated with the pursuit of large projects and $4.4 million in acquisition-related costs.
  Operating income was $21.7 million, compared with $40.1 million in the prior year.
  Net income attributable to noncontrolling interests was $0.4 million compared with $6.0 million in 2011.

Construction

  Construction revenue for the fourth quarter 2012 was $235.3 million, compared with $259.2 million for the fourth quarter of 2011.
  Gross profit margin was 7.7 percent, compared with 14.3 percent a year ago reflecting competitive market conditions, wet weather in the West in November and December, and increased costs to complete certain projects due to lower productivity than anticipated.

Large Project Construction

  Large Project Construction revenue was $214.6 million, compared with $211.6 million.
  Gross profit margin for the quarter was 18.7 percent, compared with 16.4 percent for the same period last year. The increase reflects successful execution on several large projects across the country, partially offset by a downward forecast adjustment on a project Washington.

Construction Materials

  Construction Materials revenue for the quarter was $54.9 million, compared with $55.5 million in the fourth quarter of 2011.
  Gross loss on the sale of construction materials was $1.5 million, compared with gross profit of $5.9 million in the prior period. The fourth quarter of 2012 was impacted by slow economic conditions at certain California locations.

Outlook

“Overall, I am pleased with the direction of our company, led by the implementation of our well-developed strategic plan. We are well prepared to capture the benefits of our acquisition of Kenny and intend to continue to pursue our growth plan through geographic and end market diversification in 2013,” said Roberts.

“While we are optimistic that we will see some benefit from the residential building market towards the end of the year, we expect that our Construction and Construction Materials businesses will continue to face challenging market conditions throughout most of 2013. Our outlook for Large Projects, however, remains very positive. We anticipate strong backlog growth in our Large Projects segment in light of the strong pipeline of opportunities across the country. We have several large projects in various stages of completion in 2013 and will be starting work on the Tappan Zee and IH-35E projects, both of which should recognize profit in 2014.”

Conference Call

Granite will conduct a conference call today, February 28, 2013 at 8 a.m. Pacific time/11 a.m. Eastern time to discuss the results of the quarter and year ended December 31, 2012. Access to a live audio webcast is available at www.graniteconstruction.com. The live conference call may be accessed by calling (877) 643-7158. The conference ID for the live call is 99198804. The call will be recorded and will be available for replay approximately two hours after the live audio webcast through March 7, 2013 by calling (855) 859-2056. The conference ID for the replay is 99198804.

About Granite

Granite is one of the nation’s leading infrastructure contractors and is member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Through its wholly owned subsidiaries, Granite is one of the nation’s largest diversified heavy civil contractors and construction materials producers serving public- and private-sector clients nationwide. In addition, Granite has one of the oldest and most robust ethics and compliance programs in the industry. The Company has been recognized by Ethisphere Institute as one of the World’s Most Ethical Companies for three straight years. For more information, please visit graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law, we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED CONSOLIDATED BALANCE SHEETS (Unaudited - in thousands, except share and per share data)

December 31,	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$321,990	$256,990
Short-term marketable securities	56,088	70,408
Receivables, net	325,529	251,838
Costs and estimated earnings in excess of billings	34,116	37,703
Inventories	59,785	50,975
Real estate held for development and sale	50,223	67,037
Deferred income taxes	36,687	38,571
Equity in construction joint ventures	105,805	101,029
Other current assets	31,834	35,171
Total current assets	1,022,057	909,722
Property and equipment, net	481,478	447,140
Long-term marketable securities	55,342	79,250
Investments in affiliates	30,799	31,071
Goodwill	55,419	9,900
Other noncurrent assets	84,392	70,716
Total assets	$1,729,487	$1,547,799
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$8,353	$9,102
Current maturities of non-recourse debt	10,707	23,071
Accounts payable	202,541	158,660
Billings in excess of costs and estimated earnings	139,692	90,845
Accrued expenses and other current liabilities	169,979	166,790
Total current liabilities	531,272	448,468
Long-term debt	270,148	208,501
Long-term non-recourse debt	922	9,912
Other long-term liabilities	47,124	49,221
Deferred income taxes	8,163	4,034
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 38,730,665 shares as of December 31, 2012 and 38,682,771 shares as of December 31, 2011	387	387
Additional paid-in capital	117,422	111,514
Retained earnings	712,144	687,296
Total Granite Construction Incorporated shareholders’ equity	829,953	799,197
Noncontrolling interests	41,905	28,466
Total equity	871,858	827,663
Total liabilities and equity	$1,729,487	$1,547,799

GRANITE CONSTRUCTION INCORPORATED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenue
Construction	$235,303	$259,221	$984,106	$1,043,614
Large project construction	214,572	211,565	863,217	725,043
Construction materials	54,888	55,500	230,642	220,583
Real estate	18	13,262	5,072	20,291
Total revenue	504,781	539,548	2,083,037	2,009,531
Cost of revenue
Construction	217,155	222,197	906,143	919,108
Large project construction	174,456	176,970	714,799	620,935
Construction materials	56,349	49,613	223,070	203,942
Real estate	13	11,642	4,266	17,583
Total cost of revenue	447,973	460,422	1,848,278	1,761,568
Gross profit	56,808	79,126	234,759	247,963
Selling, general and administrative expenses	57,298	42,536	185,099	162,302
Restructuring (gains) charges, net	(1,200)	670	(3,728)	2,181
Gain on sales of property and equipment	20,954	4,217	27,447	15,789
Operating income	21,664	40,137	80,835	99,269
Other income (expense)
Interest income	486	583	2,626	2,878
Interest expense	(2,033)	(2,709)	(10,603)	(10,362)
Equity in income of affiliates	1,608	750	1,988	2,193
Other income (expense), net	2,316	(2,594)	6,183	(4,545)
Total other income (expense)	2,377	(3,970)	194	(9,836)
Income before provision for income taxes	24,041	36,167	81,029	89,433
Provision for income taxes	5,667	11,375	21,109	23,348
Net income	18,374	24,792	59,920	66,085
Amount attributable to noncontrolling interests	(387)	(6,038)	(14,637)	(14,924)
Net income attributable to Granite Construction Incorporated	$17,987	$18,754	$45,283	$51,161

Net income per share attributable to common shareholders:
Basic	$0.46	$0.48	$1.17	$1.32
Diluted	$0.46	$0.48	$1.15	$1.31
Weighted average shares of common stock:
Basic	38,534	38,191	38,447	38,117
Diluted	39,207	38,607	39,076	38,473

GRANITE CONSTRUCTION INCORPORATED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited - in thousands)

Years Ended December 31,	2012	2011
Operating activities
Net income	$59,920	$66,085
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash restructuring, net	(3,093)	1,678
Other non-cash impairment charges	3,238	5,067
Depreciation, depletion and amortization	56,101	60,546
Gain on sales of property and equipment	(27,447)	(15,789)
Change in deferred income tax	6,013	8,566
Stock-based compensation	11,475	12,155
Changes in assets and liabilities, net of the effects of acquisition	(14,417)	(45,963)
Net cash provided by operating activities	91,790	92,345
Investing activities
Purchases of marketable securities	(124,596)	(155,122)
Maturities of marketable securities	90,100	110,875
Proceeds from sale of marketable securities	75,000	33,268
Additions to property and equipment	(37,622)	(45,035)
Proceeds from sales of property and equipment	34,392	27,959
Acquisition of business, net of cash acquired	(79,640)	—
Other investing activities, net	(188)	327
Net cash used in investing activities	(42,554)	(27,728)
Financing activities
Proceeds from long-term debt	70,495	2,122
Long-term debt principal payments	(11,751)	(16,907)
Cash dividends paid	(20,117)	(20,117)
Purchase of common stock	(4,853)	(4,029)
Distributions to noncontrolling partners, net	(15,988)	(21,062)
Other financing activities, net	(2,022)	344
Net cash provided by (used in) financing activities	15,764	(59,649)
Increase in cash and cash equivalents	65,000	4,968
Cash and cash equivalents at beginning of period	256,990	252,022
Cash and cash equivalents at end of period	$321,990	$256,990

GRANITE CONSTRUCTION INCORPORATED Business Segment Information (Unaudited - dollars in thousands)

	Three Months Ended December 31,				Years Ended December 31,
	Construction	Large Project Construction	Construction Materials	Real Estate	Construction	Large Project Construction	Construction Materials	Real Estate

2012
Revenue	$235,303	$214,572	$54,888	$18	$984,106	$863,217	$230,642	$5,072
Gross profit (loss)	18,148	40,116	(1,461)	5	77,963	148,418	7,572	806
Gross profit (loss) as a percent of revenue	7.7%	18.7%	(2.7)%	27.8%	7.9%	17.2%	3.3%	15.9%

2011
Revenue	$259,221	$211,565	$55,500	$13,262	$1,043,614	$725,043	$220,583	$20,291
Gross profit	37,024	34,595	5,887	1,620	124,506	104,108	16,641	2,708
Gross profit as a percent of revenue	14.3%	16.4%	10.6%	12.2%	11.9%	14.4%	7.5%	13.3%

GRANITE CONSTRUCTION INCORPORATED Contract Backlog by Segment (Unaudited - dollars in thousands)

Contract Backlog by Segment	December 31, 2012		December 31, 2011
Construction	$629,898	36.9%	$513,624	25.4%
Large project construction	1,077,417	63.1%	1,508,830	74.6%
Total	$1,707,315	100.0%	$2,022,454	100.0%

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741